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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  October 6, 1998


                                 Megadata Corp.
             (Exact name of registrant as specified in its charter)



          New York                       000-07642             112208938
(State or other jurisdiction            (Commission          (IRS Employer
      of incorporation)                File Number)       Identification No.)



        35 Orville Drive, Bohemia, New York                        11716-2598
       (Address of principal executive offices)                     (Zip Code)



Registrant's telephone number, including area code:  (516) 589-6800





         (Former name or former address, if changed since last report.)


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Item 5.  Other.

     On October 6, 1998, Megadata Corp. (the "Company") issued a Press Release, attached hereto as Exhibit 1, to announce certain changes in management, the establishment of reserves and a focus on programs designed to increase sales growth and profitability.

     Yitzhak N. Bachana resigned as President and Chief Executive Officer and will be replaced by G.S. Beckwith Gilbert, the Company's Chairman of the Board and its largest shareholder. Mr. Bachana will remain a Director and a consultant to the Company. In addition, John R. Keller was promoted to Executive Vice President; Dr. James A. Cole was promoted to Senior Vice President, Research & Development; James T. Barry was elected Vice President, Marketing; and Herbert Shaver was elected Controller.

     The Company will focus its attention primarily on its PASSUR line of passive radar systems used for flight tracking and noise monitoring purposes by 26 airports worldwide and one of the world's largest airlines. Sales and marketing expenses related to the PASSUR product line will be increased significantly, beginning in the fourth quarter of the current fiscal year, as part of a program designed to increase PASSUR sales substantially.

     The Company will also establish a reserve to cover idle plant costs, obsolete and slow moving inventory, and other related expenses totaling approximately $400,000 for its fiscal year ending October 31, 1998. The Company had a loss of $202,000, or $0,08 per share, for its nine months ending July 31, 1998, and does not expect to be profitable in its fiscal year ending October 31, 1998. Revenues for the nine months ended July 31, 1998 were $893,000.

Item 7.  Financial Statements and Exhibits

Item 601(a)
of Regulation S-K
Exhibit No.                                  Description
-----------                                  -----------

   (EX-99)                         Press Release

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     Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the
Registrant has duly caused this report to be signed on behalf of the Registrant by the undersigned thereunto duly authorized.

                                 MEGADATA CORP.

                                 By: /s/ G. S. Beckwith Gilbert
                                     --------------------------
                                     G.S. Beckwith Gilbert
                                     President and Chief Executive Officer


Date:  October 9, 1998



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                               INDEX TO EXHIBITS
                               -----------------

Item 601(a)
of Regulation S-K
Exhibit No.                                  Description
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   (EX-99)                         Press Release